Exhibit 99.1

Renewable Energy Group, Inc.

CONSENT

By executing this consent, the undersigned hereby consents to being named in the Registration Statement on Form S-1 (Commission File No. 333-175627) of Renewable Energy Group, Inc. as a person who will become a director of Renewable Energy Group, Inc. upon completion of the offering to which the Registration Statement relates.

/s/ Michael Scharf
Michael Scharf